Exhibit 10.3.3

SECOND AMENDMENT TO LEASE,

THIS SECOND AMENDMENT TO LEASE (the “Agreement”), made as of the October 14, 2013, by and between 50 WEST 23rd STREET A LLC, a New York limited liability company and 50 WEST 2rd STREET B LLC, as tenants-in-common, each having an office at c/o Two Trees Management Co., Inc., 45 Main Street, Suite 602, Brooklyn, New York 11201, (the “Landlord”), and YODLE, INC., a Delaware corporation, qualified to do business in the State of New York, having a mailing address of 50 West 23rd Street, Suite 401, New York, New York 10010 (the “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord’s predecessor-in-interest, MATANA LLC (“Matana”), and Tenant entered into that certain lease dated as of October 23, 2008 (the “Lease”) covering certain premises known as Suite 401, as more particularly described in the Lease and located on the fourth (4th) floor in the building (the “Building”) known as 50 West 23rd Street, Brooklyn, New York; and

WHEREAS, Matana and Tenant entered into that certain Letter Agreement dated as of February 1, 2010 (“Letter Agreement”), whereby Tenant leased certain additional premises in the Building known as Suite 404;

WHEREAS, Landlord is the current holder of landlord’s interest under the Lease; and

WHEREAS, Landlord and Tenant entered into that certain Lease Amendment dated as of April 1, 2011 (the “First Amendment”) whereby Tenant leased certain additional premises in the Building known as Suite 504 (Suites 401, 404 and 504 are collectively referred to as the “Existing Premises”) and (the Lease, as amended by the Letter Agreement and the First Amendment are, hereinafter, collectively, referred to as the “Lease”);

WHEREAS, the parties now desire to further amend the Lease to provide for the inclusion therein of additional space to be demised to Tenant, upon such terms, provisions and conditions as are more particularly hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

FIRST: Unless the context otherwise clearly indicates a contrary intent or unless specifically provided herein, each term used in this Agreement which is defined in the Lease shall be deemed to have the meaning ascribed to such term in the Lease.

SECOND: For a term commencing as of September 24, 2013 (the “Adjustment Date”) and ending on April 21, 2015, unless sooner terminated in accordance with terms set forth herein or in the Lease, there shall be added to and included in the Existing Premises the following additional space in the Building, to wit:

Certain premises known as the Suite 500, 5th floor in the Building, substantially as shown on Exhibit A (the “Added Space”)

so that the term “Premises” as defined in the Lease shall mean collectively, the Existing Premises and the Added Space. Landlord does hereby lease to Tenant, and Tenant does hereby hire from Landlord, the Added Space for the same use as set forth in the Lease and for no other use or purposes, subject to all of the covenants, agreements, terms and conditions of the Lease, as supplemented by this Agreement.

THIRD: Landlord has not made any representation as to the physical condition or any other matter affecting or relating to the Added Space, and Tenant specifically acknowledges and agrees that no such representation has been made. Tenant further acknowledges that Landlord has afforded Tenant the opportunity for a full and complete investigation, examination and inspection of the Added Space and Tenant agrees to accept same in its “AS IS” condition with no work to be performed by the Landlord whatsoever. Any and all work necessary for Tenant to operate its business in accordance with the terms of the Lease and this Agreement shall be Tenant’s obligation to perform at Tenant’s cost and expense. Tenant shall, as part of Tenant’s work install a climate control thermostat in the demised premises. Tenant will receive a “Rent Credit” up to a maximum amount of One Thousand Dollars ($1,000.00) for the cost of installing said climate control thermostat. Tenant will receive such

Rent Credit within thirty (30) days following receipt of Tenant’s invoice and supporting documentation. Notwithstanding anything herein to the contrary, the parties acknowledge and agree that Tenant has requested the existing tenant to leave the following items in the Added Space for Tenant’s use: 1 conference table, 16 conference room chairs, 1 reception desk and 33 built-in sheetrock workstations (collectively, “Existing Furniture and Furnishings”). Landlord has not made any representation as to the condition or any other matter relating to the Existing Furniture and Furnishings. Tenant shall have the right to retain the Existing Furniture and Furnishings, to dispose of and/or use the same in their existing “AS IS” condition. Tenant acknowledges that Landlord shall not be required to repair or replace any of the Existing Furniture and Furnishings. If Landlord is unable to deliver possession of Suite 500 to Tenant on September 24, 2013 due to the holding-over or failure to surrender possession by any tenant, subtenant or occupant, construction or work in the Building or Suite 500, then Landlord shall not, in any such event, be subject to any liability for failure to give possession of Suite 500 on said date and the validity of this Agreement and the Lease shall not be impaired under such circumstances, but the annual Rent and additional rent payable for Suite 500 shall abate until Landlord delivers to Tenant possession of Suite 500.

FOURTH: Tenant shall deliver to Landlord, concurrently with execution of this Agreement, an insurance certificate satisfying the insurance provisions of the Lease covering the Added Space.

FIFTH: Subject to the abatement set forth in the last sentence of Paragraph THIRD hereof, commencing on the Adjustment Date through and including April 21, 2015, (a) the term “Tenant’s Proportionate Share” as defined in Lease shall be amended to include 2.95% (Base Year shall, be 2013/2014) for the Added Space, (b) Tenant shall pay $150.00 per month for the AC Charge for the Added Space, (c) Tenant shall pay $25,00 per month for the Sprinkler Charge for the Added Space; and (d) Tenant agrees to pay for water consumed as shown on said meter plus 8% as and when bills are rendered, and in the event Tenant defaults in the making of such payment, Landlord may pay such charges and collect the same from Tenant as additional rent.

SIXTH: Subject to the abatement set forth in the last sentence of Paragraph THIRD hereof, the annual Rent payable under the Lease is hereby amended to include the following annual Rent for the Added Space commencing on the Adjustment Date through and including April 21, 2015

9/24/13 to 9/23/14:	$441,144.00 p/yr — $36,762.00 p/mo
9/24/14 to 4/21/15:	$454,378.00 p/yr — $37,865.00 p/mo

SEVENTH: (A) Tenant shall continue to pay all items of additional rent and any escalation payments provided in the Lease for the Existing Premises and Added Space.

(B) Notwithstanding anything in the Lease or Guaranty to the contrary, Landlord acknowledges and agrees that the Guaranty shall not apply to the Added Space, provided that upon the occurrence of any Guaranty Termination Event as defined in Section 32B of the Lease, the calculation of additional security will include the base rent payable for the Added Space.

EIGHTH: Notwithstanding anything in the Lease to the contrary, Tenant agrees to pay Landlord Tenant’s Percentage of the total amount of any business or building improvement district charges (“BID Charges”) assessed on the Real Property in each year (or portion thereof) during the term of this Lease within ten (10) days after demand is made therefore as additional rent.

NINTH: Tenant warrants and represents to Landlord that, except for DTZ, (“Broker”), it has not dealt with any other real estate broker, agent or finder in connection with the teasing of the Added Space and the other transactions described in this Agreement and Tenant agrees to indemnify, defend and hold Landlord harmless on demand from and against any and all costs, expenses or liability (including reasonable attorneys’ fees) for any compensation, commissions, fees and charges claimed by any other broker, agent or finder with respect to this Agreement or the negotiation of the terms hereof due to the dealings of Tenant with the claimant. Landlord shall pay Broker any commission which may be payable with respect to this Agreement pursuant to a separate agreement.

ELEVENTH: Except as modified by this Agreement, the Lease and all covenants, agreements, terms and conditions shall remain in full force and effect and are hereby in all respects ratified and confirmed and shall be binding upon the parties hereto and their respective successors and assigns.

TWELFTH: This Agreement may be executed in any number of counterparts, provided each of the parties hereto executes at least one counterpart, each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same agreement but this Agreement shall not be effective unless and until all parties receive counterparts executed in the aggregate by all parties.

THIRTEENTH: The persons executing this Agreement on behalf of Landlord and Tenant represent and warrant that they do so with full authority to bind the parties hereto to the terms, conditions and provisions hereinabove set forth.

IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the date and year written above.

50 WEST 23RD STREET A LLC

By:	/s/ David Walentas
David Walentas

50 WEST 23RD STREET B LLC

By:	/s/ David Walentas
David Walentas

YODLE, INC.

By:	/s/ Michael Gordon
Name:	Michael Gordon
Title:	Chief Financial Officer

State of New York
} SS:
County of New York

On the 14 day of October in the year 2013 before me, the undersigned, a Notary Public in and for said State, personally appeared Michael Gordon, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual or the person upon behalf of which the individual acted, executed the instrument.

/s/ Natalie Berning
Notary Public

State of New York
} SS:
County of Kings

On the 16th day of October, in the year 2013 before me, the undersigned, a Notary Public in and for said State, personally appeared David Walentas, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose names is subscribed to the within instrument and acknowledged to me that she executed the same in her capacity, and that by her signatures on the instrument, the individuals or person upon behalf of which the individual acted, executed the instrument.

/s/ Susan Yung
Notary Public